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                                                                    Exhibit 23.2




                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts," "Consolidated Statements of Income" and "The Conversion - Tax Aspects" and to the use of our reports dated May 29, 1997 (with respect to the consolidated financial statements of Independence Savings Bank) and July 31, 1997 (with respect to the financial statements of Independence Savings Bank 401(k) Savings Plan, referred to in our report as the Independence Savings Bank Incentive Savings Plan), included in the Registration Statement, related Prospectus and Prospectus Supplement of Independence Community Bank Corp., for the registration of up to 76,043,750 shares of its common stock, and the Application for Conversion on Form 86-AC.



                                                         /s/   ERNST & YOUNG LLP




New York, New York
October 31, 1997